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                                                                                                EXHIBIT 12


                                   SOUTHWESTERN BELL TELEPHONE COMPANY
                            COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                           Dollars in Millions
                                                           YEAR ENDED DECEMBER 31,

                                          1996          1995          1994           1993          1992

Income Before Income Taxes,
   Extraordinary Loss and Cumulative
   Effect of Changes in Accounting
   Principles                         $   2,168     $   1,688     $   1,586     $    1,424    $    1,325

      Add:   Interest Expense               327           340           358            385           409

             1/3 Rental Expense              33            26            25             23            27



      Adjusted Earnings               $   2,528     $   2,054     $   1,969     $    1,832    $    1,761




Total Interest Charges                $     348     $     340     $     358     $      385    $      409

1/3 Rental Expense                           33            26            25             23            27
      Adjusted Fixed Charges          $     381     $     366     $     383     $      408    $      436




Ratio of Earnings to Fixed Charges         6.64          5.61          5.14           4.49          4.04
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